Exhibit 99.1

Pernix Therapeutics Announces a Series of Transactions To Strengthen Its Balance Sheet and Improve Financial Flexibility

MORRISTOWN, N.J. – August 1, 2018 – Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company, announces a series of transactions aimed at strengthening its balance sheet and improving financial flexibility, as described below.

Exchange Agreement

Pernix entered into exchange agreements (“Exchange Agreements”) with certain holders (the “Exchange Holders”) of Pernix’s outstanding 12% Senior Secured Notes due 2020 (the “Senior Secured Notes”) for newly issued shares of common stock and shares of a newly created class of convertible preferred stock, the terms of which are described below (the “Convertible Preferred Stock”). These transactions (the “Exchange Transactions”), are expected to close on August 1, 2018.

The Exchange Transactions include:

•	The exchange of approximately $4.2 million aggregate principal amount of Senior Secured Notes plus accrued and unpaid interest thereon by the Exchange Holders for 1,854,980 shares of the Company’s Common Stock.

•	The exchange of $8 million aggregate principal amount of Senior Secured Notes, plus a portion of accrued and unpaid interest thereon, by certain Exchange Holders for 81,000 shares of the Convertible Preferred Stock.

•	In addition, the Exchange Agreement permits additional exchanges until February 1, 2020, at the option of certain Exchange Holders, of approximately $65 million aggregate principal amount of Senior Secured Notes for Convertible Preferred Stock.

Holders of the Convertible Preferred Stock will have the right to convert their shares at any time on or after the initial issue date into common stock at a conversion price of $2.39 per share. The Company will have the right, at its option, to automatically convert all shares of Convertible Preferred Stock if the closing sale price for the Company’s Common Stock exceeds 150% of the conversion price for each trading day during any ten consecutive trading day period following the initial issue date.

Amendment to ABL Facility and Term Facility

In addition to the above Exchange Transactions, Pernix has also entered into amendments to the asset-based revolving credit facility agreement by and among Pernix, the guarantors and lenders and agent thereto (the “ABL Facility”), as well as an amendment to the delayed draw term loan facility among a wholly owned subsidiary of Pernix and the lenders and agent thereto (the “Term Facility”). These amendments were made to permit the exchange of the Senior Secured Notes into Common Stock in the Exchange Transactions, and to amend certain terms of the credit facilities, including (i) certain changes to the borrowing base calculation under the ABL Facility that are intended to improve Pernix’s borrowing capacity under the ABL Facility and that will also permit the Company, among other things, to include Contrave inventory owned by Pernix in the calculation of the borrowing base, (ii) changes to permit the use of subsequent draws under the Term Facility for working capital or other general corporate purposes, (iii) a reduction in the commitments under the ABL Facility from $40.0 million to $32.5 million, and (iv) changes to the interest payment provisions under the Term Facility increasing the minimum percentage of interest that must be paid in cash to 6.00% per annum from 4.50% per annum.

Summary

Overall, this series of transactions will result in several benefits for Pernix, including:

•	A reduction of $12.2 million to the principal amount of our 12% Senior Secured Notes, resulting in an annualized interest savings of $1.5 million on the Senior Secured Notes.

•	The amendment to our Term Facility provides Pernix with access to up to $5.8 million of the delayed draw feature for working capital purposes, further enhancing the Company’s liquidity.

•	The ABL Facility amendment improves certain borrowing base inputs and allows the Company to include Contrave inventory owned by Pernix in the borrowing base going forward, which we expect will create additional borrowing capacity under the Facility.

•	The reduction in the commitments of the ABL Facility will reduce fees that Pernix pays on unused capacity.

“We are excited to strengthen Pernix’s balance sheet with the support of our Senior Secured noteholders and the lenders under our ABL Facility and Term Facility, which will reduce our debt and interest expense while improving our financial flexibility,” said John Sedor, Chairman and Chief Executive Officer of Pernix. “In the long run, this series of transactions will contribute to our efforts to build sustainable long-term enterprise value for Pernix’s stakeholders.”

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market.  The Company is currently focused on the therapeutic areas of Pain and Neurology, and has an interest in expanding into additional specialty segments.  The Company promotes its branded products to physicians through its internal sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements. These statements reflect the Company’s current views, expectations and beliefs concerning future events. In addition, any statements related to Pernix’s future strategy and plans with respect to its intellectual property portfolio and other statements related to the outcome of pending litigation, settlement discussions or other adverse proceedings contained herein are forward-looking statements. Such plans, expectations and statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive, litigation and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein, including whether the transactions disclosed herein close. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved. Investors should note that many factors, including the risks and uncertainties inherent in the outcome of pending litigation and settlement proceedings, as more fully described in Pernix’s filings with the Securities and Exchange Commission (“SEC”) (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Report on Form 10-Q for the Quarterly Period ended March 31, 2018 and subsequent filings with the SEC), could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release. The forward-looking statements in this press release are qualified by risk factors identified by the Company. These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT

Investor Relations

Bob Yedid

LifeSci Advisors, LLC

Bob@LifeSciAdvisors.com